    As filed with the Securities and Exchange Commission on December 8, 1995

                                                       Registration No. 33-31115

  ----------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               TRENWICK GROUP INC.
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                   06-1152790
        (State or other jurisdiction                     (I.R.S. Employer
             of incorporation)                          Identification No.)

          METRO CENTER, ONE STATION PLACE, STAMFORD, CONNECTICUT 06902
                                 (203) 353-5500
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                       TRENWICK GROUP INC. 1989 STOCK PLAN
                            (Full title of the Plan)

                             JANE T. WIZNITZER, ESQ.
                VICE PRESIDENT-LEGAL AFFAIRS, TRENWICK GROUP INC.
          METRO CENTER, ONE STATION PLACE, STAMFORD, CONNECTICUT 06902
                                 (203) 353-5500
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                               -------------------

                                     PART I


                                EXPLANATORY NOTE


         The contents of the Form S-8 Registration Statement filed with respect to shares of Common Stock of Trenwick Group Inc. issuable upon the exercise of options granted pursuant to the Trenwick Group Inc. 1989 Stock Plan (file No. 33-31115) are incorporated herein by reference. The Prospectus filed herewith has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of shares of common stock of Trenwick Group Inc. acquired by the person named therein pursuant to such stock options.

                                   PROSPECTUS

                            -------------------------

                                 335,892 SHARES

                               TRENWICK GROUP INC.

                                  COMMON STOCK
                           (PAR VALUE $.10 PER SHARE)

                           ---------------------------

         This Prospectus relates to an aggregate of up to 335,892 shares of common stock, par value $.10 per share ("Common Stock"), of Trenwick Group Inc., a Delaware corporation (the "Company"), which shares are or will be held by a person who may be deemed to be an affiliate of the Company and which shares may be offered from time to time by the selling stockholder named herein (the "Selling Stockholder"). See "Selling Stockholder". Sales pursuant to this Prospectus are to be made through ordinary brokerage transactions on the NASDAQ Stock Market or any other national securities exchange on which the Common Stock trades, at the price then available at the time of sale. However, the Selling Stockholder may elect to offer or sell the Common Stock pursuant to any of the methods listed herein. In the event that the Selling Stockholder elects to sell the Common Stock in a manner other than through ordinary brokerage transactions, and to the extent required by law, the Company will amend or supplement this Prospectus to provide the details of the offering. See "Plan of Distribution". The shares of Common Stock have been or will have been acquired by the Selling Stockholder pursuant to:

         (a) the Company's Incentive Stock Option Plan (the "1984 Plan") (24,990 shares);

         (b) a Stock Option Agreement dated as of February 28, 1986 (70,050 shares), and a Stock Option Agreement dated as of May 9, 1986 (110,852 shares), each between the Company and the Selling Stockholder (together, the "Option Agreements");

         (c) the Company's 1989 Stock Plan (the "1989 Plan") (30,000 shares);
and

         (d) the Company's 1993 Stock Option Plan (the "1993 Plan") (100,000 shares).

The 1984 Plan, the Option Agreements, the 1989 Plan and the 1993 Plan are hereafter collectively referred to as the "Plans". This Prospectus also relates to such additional shares of Common Stock as may be issued to the Selling Stockholder in respect of the shares of Common Stock to which this Prospectus relates as a result of future stock dividends, stock splits or similar capital adjustments.

         The Selling Stockholder and any broker or dealer executing orders on behalf of the Selling Stockholder may be deemed to be "underwriters" as that term is construed within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), in which event commissions received by such broker or dealer may be deemed to be underwriting commissions under the 1933 Act.

         The Company will not receive any part of the proceeds received from the sales hereunder. The Selling Stockholder will bear all expenses with respect to the offering of Common Stock by him except the cost associated with registering his shares of Common Stock under the 1933 Act and preparing and printing this Prospectus, which costs shall be borne by the Company.

         The Common Stock trades on the NASDAQ Stock Market, and on December 5, 1995, the last practicable date preceding the date of this Prospectus, the closing price of the Common Stock on the NASDAQ Stock Market was $52.25.

                       ----------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE '
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                       ----------------------------------

            NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS
        PROSPECTUS. ANY INFORMATION OR REPRESENTATION GIVEN WHICH IS NOT
       CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
      BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE
        HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION
        THAT THE INFORMATION HEREIN CONTAINED IS CORRECT AS OF ANY TIME
                         SUBSEQUENT TO THE DATE HEREOF.

                       -----------------------------------

                The date of this Prospectus is December 11, 1995

                                TABLE OF CONTENTS

                                                                            PAGE
Available Information ..................................................       3
Incorporation of Certain Documents .....................................       4
Selling Stockholder ....................................................       5
Plan of Distribution ...................................................       6
Indemnification ........................................................       7
Experts ................................................................       7

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such material may be obtained from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such reports, proxy statements and other information can be inspected and copied at the SEC's facilities referred to above and at the public reference facilities at the Regional Offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. The Common Stock trades on the NASDAQ Stock Market, and the reports, proxy statements and other information may also be inspected and copied at the NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has previously filed registration statements on Form S-8 (herein collectively, together with all amendments and exhibits, referred to as the "Registration Statements") under the 1933 Act with respect to the shares of Common Stock issuable pursuant to the Plans. This Prospectus does not contain all the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statements.

         Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to one of the Registration Statements or such other document, each such statement being qualified in all respects by such reference.

                       INCORPORATION OF CERTAIN DOCUMENTS

         The following documents filed by the Company with the SEC are incorporated in this Prospectus by reference:

         (A) The Company's Annual Report filed on Form 10-K for the year ended December 31, 1994;

         (B) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995;

         (C) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the SEC on June 23, 1986; and

         (D) The description of the Company's Preferred Stock Rights contained in the Company's Registration Statement on Form 8-A filed with the SEC on November 6, 1989.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of shares of Common Stock hereunder shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in the Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this Prospectus modifies or supersedes such statement.

         The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon oral or written request of such person, a copy of any and all of the information that has been incorporated by reference in the Registration Statements filed with the SEC (of which this Prospectus is a part) from a document or part thereof not delivered with the Prospectus, but not including exhibits to the document unless such exhibits are specifically incorporated by reference. Requests for such information should be directed to the Company at its offices located at Metro Center, One Station Place, Stamford, Connecticut 06902 (telephone number (203) 353-5500), Attention: Secretary.

                               SELLING STOCKHOLDER

         The shares offered hereby are shares of Common Stock which have been or will have been acquired pursuant to the Option Plans. Following is information about the Selling Stockholder who may be selling shares of Common Stock pursuant to this Prospectus.

         Name and Address:                        James F. Billett, Jr.
                                                  Metro Center
                                                  One Station Place
                                                  Stamford, CT 06902

         Relationship with the Company:           Chairman, President & Chief
                                                  Executive Officer

         Total Shares Beneficially Owned
         as of November 30, 1995:                 338,376 (1)

         Total Shares Offered:                    335,892

         Total Shares Beneficially
         Owned After Offering:                    Number--97,484 (2)
                                                  Percent---1.43 (3)

(1) Includes (a) 97,484 shares of Common Stock held as of November 30, 1995, of which 3,234 shares are unvested shares awarded under the Company's restricted stock plan which have full dividend and voting rights and vest as follows: 1,740 shares on March 8, 1996, 1,079 shares on March 8, 1997 and 415 shares on March 8, 1998; and (b) 240,892 shares of Common Stock issuable upon the exercise of vested options granted under the Option Plans as follows (the disposition of which shares is the subject of this Prospectus): 24,990 shares at an exercise price per share of $10.00, 70,050 shares at an exercise price per share of $12.69, 110,852 shares at an exercise price per share of $28.80, 30,000 shares at an exercise price per share of $17.00, and 5,000 shares at an exercise price per share of $40.00. Excludes 95,000 shares of Common Stock issuable upon the exercise of unvested options granted under the Option Plans, at an exercise price of $40.00 per share, vesting as follows (the disposition of which shares is also the subject of this Prospectus): 5,000 shares on October 11, 1996; 5,000 shares on October 11, 1997, and 85,000 shares on June 14, 2003 subject to accelerated vesting upon the achievement of certain target market prices for the Common Stock.

(2) Assumes the vesting and exercise of the Selling Shareholder's options and the sale of the 335,892 shares of Common Stock issuable thereon.

(3) Based on 6,831,263 shares of Common Stock, consisting of 6,495,371 shares issued and outstanding as of November 30, 1995, plus the 335,892 shares issuable upon the vesting and exercise of the Selling Stockholder's options.

                              PLAN OF DISTRIBUTION

         The Common Stock offered hereby is to be sold from time to time, in one or more transactions, in whole or in part, in ordinary brokerage transactions on the NASDAQ Stock Market or other national securities exchange on which shares of Common Stock trade or may trade in the future, at the price then prevailing at the time of sale. The commissions payable as a result of such sales will be the regular commissions of brokers for effecting such sales. Alternatively, the Selling Stockholder may elect from time to time to offer his shares in (i) privately negotiated transactions directly with purchasers or (ii) through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions, or commissions from the Selling Stockholder and/or purchasers of the Common Stock for whom they may act as agent (collectively, the "Alternate Methods"). Unless disclosed otherwise in a Prospectus Supplement or Amendment (see below), any sale pursuant to the Alternate Method described in clause (i) of the preceding sentence will be negotiated directly between the Selling Stockholder and the purchaser, and no finders or agents will be employed nor any commissions or fees paid.

         Any offer or sale made pursuant to an Alternate Method may be made for a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Upon notice from the Selling Stockholder that he has elected to use an Alternate Method for an offer or sale, and to the extent required by the 1933 Act, a Prospectus Supplement or Amendment will be distributed which will set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Stockholder, any discounts, commissions or concessions allowed or reallowed or paid to dealers and any other material information required by the 1933 Act.

         The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters, in which event any discounts, commissions or concessions received by any such underwriters, dealers and agents may be deemed to be underwriting discounts and commissions under the 1933 Act.

         The Company has informed the Selling Stockholder that the antimanipulative Rules 10b-2, 10b-6 and 10b-7 under the 1934 Act may apply to his sales in the market and has furnished him with a copy of these rules and has informed him of the requirement for delivery of this Prospectus in connection with any sale of Common Stock offered hereby. The Selling Stockholder will bear all expenses with respect to the offering of the Common Stock except the costs associated with registering his shares of Common Stock under the 1933 Act and preparing and printing this Prospectus, which costs shall be borne by the Company.

         Any shares of Common Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 under the 1933 Act may be sold under that Rule rather than pursuant to this Prospectus.

                                 INDEMNIFICATION

         Article IV of the Company's By-laws requires indemnification of the Company's directors and officers to the full extent permitted by the Delaware General Corporation Law (the "Law") and provides for the advancement of defense expenses provided the director or officer agrees to repay the advance if it is ultimately determined that he is not entitled to indemnification. Article IV also provides that the indemnification provided by the By-laws is not exclusive.
Section 145(a) of the Law provides in general that a corporation may indemnify anyone who is or may be a party to a legal proceeding by reason of his service as a director or officer against expenses, judgments, fines and settlement payments actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, as to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145(b) of the Law provides similarly where the proceeding is by or in the right of the corporation to procure a judgment in its favor. Section 145(g) of the Law allows a corporation to maintain insurance on behalf of any officer or director against any liability incurred by him in such capacity, whether or not the corporation would have the power to indemnify him against such liability under law. The Company maintains such directors and officers liability insurance in an amount aggregating $20 million.

         Each of the Company's directors has entered into a supplementary indemnity agreement with the Company which (i) confirms the indemnity set forth in the By-laws and gives assurances that such indemnity will continue to be provided despite any By-law changes and (ii) provides, subject to certain conditions, that the director shall be indemnified to the fullest extent permitted by law against all expenses, fines and settlement amounts incurred or paid by him in any proceeding.

         As permitted by Section 102(b)(7) of the Law, Article 12 of the Company's Certificate of Incorporation eliminates personal liability of any director to the Company and its stockholders for breach of the director's fiduciary duty of care, except where the director has breached his duty of loyalty, acted in bad faith, engaged in intentional or knowing misconduct, negligently or willfully declared an improper dividend or effected an unlawful stock purchase or redemption, or obtained an improper personal benefit.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.  EXHIBITS

         The following are filed as Exhibits to this Registration Statement:

         EXHIBIT
         NUMBER                            DESCRIPTION
         -------                           -----------

            4.1           Articles 4, 6, 7, 8, 9 10 and 12 of the Company's
                          Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form S-1, File No. 33-5085.

            4.2           Articles I and V of the Company's By-laws.
                          Incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form S-1, File No.
                          33-5085.

            4.3 Rights Agreement dated as of November 2, 1989, between the Company and First Chicago Trust Company of New
                          York. Incorporated by reference to Exhibit 4 to the Company's Form 8-A dated June 11, 1989, File No.
                          0-14737.

            23.0          Consent of Price Waterhouse LLP

            24.0          Powers of Attorney--previously filed.

            28.0 Information from reports furnished to state insurance regulatory authorities. Incorporated by reference to
                          Exhibit 28 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, File No.
                          0-14737.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 7th day of December, 1995.

                                           TRENWICK GROUP INC.


                                           By: /s/James F. Billett, Jr.
                                               --------------------------------
                                                  James F. Billett, Jr.
                                                  Chairman, President and Chief
                                                    Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated:

         Signature                               Title                              Date
         ---------                               -----                              ----

  /s/James F. Billett, Jr.           Chairman, President and Chief             December 7, 1995
------------------------------       Executive Officer (Principal
James F. Billett, Jr.                Executive Officer) and Director


  /s/Alan L. Hunte                   Vice President, Chief Financial Officer   December 7, 1995
------------------------------       and Treasurer (Principal Financial and
Alan L. Hunte                        Accounting Officer)


                              *      Director                                  December 7, 1995
------------------------------
Neil Dunn

                              *      Director                                  December 7, 1995
------------------------------
Alan R. Gruber

                              *      Director                                  December 7, 1995
------------------------------
P. Anthony Jacobs

                              *      Director                                  December 7, 1995
------------------------------
Herbert Palmberger

                              *      Director                                  December 7, 1995
------------------------------
Joseph D. Sargent

                              *      Director                                  December 7, 1995
------------------------------
Frederick D.Watkins

                              *      Director                                  December 7, 1995
------------------------------
Stephen R. Wilcox

                                            *By:  /s/James F. Billett, Jr.
                                                ---------------------------
                                                     James F. Billett, Jr.
                                                     Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION                                                         PAGE
-------                           -----------                                                         ----

   4.1           Articles 4, 6, 7, 8, 9 10 and 12 of the Company's Restated                            N/A
                 Certificate of Incorporation. Incorporated by reference to
                 Exhibit 3.1 to the Company's registration statement on Form
                 S-1, File No. 33-5085.

   4.2           Articles I and V of the Company's By-laws. Incorporated by                            N/A
                 reference to Exhibit 3.2 to the Company's registration
                 statement on Form S-1, File No. 33-5085.

   4.3           Rights Agreement dated as of November 2, 1989, between the                            N/A
                 Company and First Chicago Trust Company of New York.
                 Incorporated by reference to Exhibit 4 to the Company's Form
                 8-A dated June 11, 1989, File No. 0-14737.

   23.0          Consent of Price Waterhouse LLP                                                       N/A

   24.0          Powers of Attorney.  Previously filed.                                                N/A

   28.0          Information from reports furnished to state insurance                                 N/A
                 regulatory authorities. Incorporated by reference to Exhibit 28 to the Company's Annual Report on Form 10-K for the year ended
                 December 31, 1994, File No. 0-14737.